Harbin Electric Reports Third Quarter 2010 Financial
Results

Harbin, China, November 9, 2010 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People’s Republic of China, reported its financial results and filed its Quarterly Report on Form 10-Q for the third quarter of 2010 today after close of the market.

Financial Highlights
▪	Total revenues were $109.35 million, up 133% from $46.93 million in 3Q09
▪	Operating income totaled $21.85 million, up 68 % from $13.04 million in 3Q09
▪	Adjusted net income attributable to controlling interest (excluding non-cash, non recurring items) was $20.21 million, up 85% from $10.95 million in 3Q09
▪	GAAP earnings attributable to controlling interest were $0.57 per diluted share, compared with a net loss of $(0.07) in 3Q09
▪	Adjusted earnings attributable to controlling interest (excluding non-cash item, non recurring items) were $0.65 per diluted share, compared with $0.40 in 3Q09

Quarterly Financial Summary:

	3Q10	3Q09	YoY% Change

Revenue	$109,354,544	$46,932,031	133%

Gross Profit	$33,574,744	$16,761,234	100%
Gross Profit Margin	30.7%	35.7%

Operating Income	$21,852,605	$13,043,644	68%
Operating Margin	20.0%	27.8%

Net Income Attributable to Controlling Interest	$17,872,932	$(1,907,964)	N/A

Adjusted Net Income Attributable to Controlling Interest*	$20,208,471	$10,953,069	85%
Adjust Net Margin*	18.5%	23.3%

Diluted EPS Attributable to Controlling Interest	$0.57	$(0.07)	N/A

Adjusted Diluted EPS Attributable to Controlling Interest*	$0.65	$0.40	63%

*See Reconciliation of non-GAAP measure to GAAP net income. Also see “About Non-GAAP Financial Measures” toward the end of this release

“We are pleased to report another outstanding quarter. Despite some unfavorable factors in the market place such as escalating raw material prices and cost inflation in China, we managed to deliver continued top line and bottom line growth in the third quarter, and indeed in the first nine months, when compared to the same period of last year. This is a result of continued successful execution of our strategy to grow and improve our businesses: optimizing the product portfolio, expanding channels to market, and capitalizing on new technologies. We also benefited from the integration of and continued growth at Xi’an Tech Full Simo which we acquired in October 2009 to enhanced our product offering.” said Mr. Yang, Chairman and Chief Executive Officer of Harbin Electric.

“On the operations front, the development of a servo-motor for high precision machinery is near completion and the new car seat motor developed for Magna began production in October for GM China. We also started the development of a new model of micro-motors for automated car windows and continued the development of an explosion-proof motor for the mining industry.”

Revenues

For the third quarter of 2010, total revenues were $109.35 million, up $62.42 million or 133%, compared with $46.93 million in the third quarter of 2009. The $62.42 million growth was mainly attributable to $2.91 million growth in linear motors, $6.86 million growth in specialty micro motors, $51.75 million growth in industrial rotary motors, and $0.9 million growth in other products. The year-over-year sales growth was mainly due to the acquisition of Xi’an Tech Full Simo in October 2009 and higher sales volume in all product lines driven by a stronger economy in China in 2010 compared to 2009. Excluding the acquisition, organic growth was 29% year over year.

By product line, the $51.75 million or 250% higher revenues in industrial rotary motors reflect a $48.93 million contribution from the acquisition of Xi’an Tech Full Simo and $2.82 million or 14% higher revenues at Weihai Tech Full Simo. Sales growth of $2.91 million or 18% in linear motors was primarily due to new product sales from our linear motor propulsion systems developed for coal transportation trains ($3.21 million in the third quarter of 2010 while none in the third quarter of 2009). The $6.86 million or 81% sales increase in specialty micro motors was driven by higher volumes in 2010 than in 2009.

International sales totaled $5.66 million, or 5.2% of total sales, for the quarter, a 72% increase compared with $3.30 million, or 7.0% of total sales, in the third quarter of 2009, when the global economic downturn severely hurt our international business. The international sales growth was driven primarily by increased sales in our specialty micro motor and rotary motor products.

The following table presents the revenue contribution by percentage for each major product line in the third quarter of 2010 in comparison with the third quarter of 2009.

	Percent of Total Revenues
Product Line	3Q10	3Q09
Linear Motors and Related Systems	17.7%	35.0%
Specialty Micro-Motors	14.0%	18.0%
Rotary Motors	66.2%	44.0%
Weihai	21.5%	44.0%
Xi’an	44.7%	N/A
Others	2.1%	3.0%
Total	100%	100%

International Sales	5.2%	7.0%

Net Income

The Company recorded a net income attributable to controlling interest of $17.87 million ($0.57 per diluted share) in the third quarter of 2010, compared with a net loss of $1.91 million (a loss of $0.07 per diluted share) in the same period of 2009. The net loss in the third quarter of 2009 included special non-cash and non-recurring items totaling a net loss of $12.86 million or $(0.47) per diluted share.

The following table provides the non-GAAP financial measure and a reconciliation of the non-GAAP measure to the GAAP net income.

	Three Months Ended September 30
	2010	2009
Net Income Attributable to Controlling Interest (Loss)	$17,872,932	$(1,907,964)
Add Back (Deduct):

Gain on debt repurchase	$0	$(4,155,000)
Amortization associated with debt repurchase	$0	$7,279,487
Loss on cross currency interest rate swap settlement	$0	$9,000,000
Provision for bad debts	$2,033,621	$0
Change in fair value of warrant	$301,918	$736,546
Adjusted Net Income Attributable to Controlling Interest	$20,208,471	$10,953,069

Diluted EPS Attributable to Controlling Interest	$0.57	$(0.07)
Add Back (Deduct):

Gain on debt repurchase	$0	$(0.15)
Amortization associated with debt repurchase	$0	$0.27
Loss on cross currency interest rate swap settlement	$0	$0.33
Provision for bad debts	$0.07	$0
Change in fair value of warrant	$0.01	$0.02
Adjusted Diluted EPS Attributable to Controlling Interest	$0.65	$0.40

Gross Profit Margin

The following table presents the average gross profit margin by product line for the third quarter of 2010, in comparison with the third quarter of 2009.

	Gross Profit Margin
Product Line	3Q10	3Q09
Linear Motors and Related Systems	63.1%	62.1%
Specialty Micro-Motors	31.5%	40.4%
Rotary Motors
Weihai	10.9%	11.8%
Xi’an	26.8%	N/A
Others	39.2%	51.8%
Corporate Average	30.7%	35.7%

International Sales	28.1%	44.2%

The overall gross margin declined to 30.7% in this quarter from 35.7% in the same quarter of prior year. This change was primarily due to two factors: (1) Changes in product mix where the percentage of lower margin rotary motors increased to 66% of total sales from 44% of total sales in the prior year due to acquisition of Xian Tech Full Simo; and (2) Gross margin for the special micro-motors and other products declined. By product line, the gross margin for linear motors improved slightly attributable to new sales of higher margin products - linear motor propulsion system for coal trains. The gross margin for specialty micro-motors and other products declined primarily as a result of moving the production from Harbin to the new plant in Shanghai, where manufacturing costs such as labor and fixed costs are relatively higher, particularly at the start-up stage. Higher raw material prices also hurt the margin.

Operating Income and Expenses

Operating income in the third quarter of 2010 totaled $21.85 million, compared with $13.04 million in the third quarter of 2009, representing a 68% year-over-year growth. Higher operating income was mainly due to increased sales in all product lines, including the contribution from the acquisition of Xi’an Tech Full Simo.

Research and development (“R&D”) expense totaled $1.66 million in the third quarter of 2010, $1.19 million higher than the total of $0.47 million in the third quarter of 2009. As technology and R&D is the Company’s long term strategic focus, we have been making every effort to enhance our R&D projects and invest in new product development in order to capture additional market share and well position the Company for future growth. During the quarter, we incurred more expenses associated with a few new key development projects such as the automated control system for linear servo motors, servo motor for high precision digital controlled machinery, a new model of oil pumps, specialty explosion-proof rotary motors, and new models of specialty micro-motors for new generation of automobiles. However, due to rapid sales growth, our R&D expense remains below our budget of 2-3% of total revenues.

Selling, general and administrative (“SG&A”) expenses totaled $10.06 million or 9.2% of total sales, compared with $3.25 million or 6.9% one year ago. The acquisition of Xi’an Tech Full Simo and expansion of other facilities resulted in higher depreciation expenses, and higher operating and administrative expenses in this quarter compared to the same period last year. Particularly, shipping and handling costs increased $0.99 million. The higher shipping and handling costs were related to higher sales activities and many changes in the customer and product mix at Xi’an Tech Full Simo after the acquisition. We have sold more high voltage motors – one of our best selling products at the facility, and signed on more customers located farther away from Xi’an in other provinces such as Shandong, Sichuan, Hubei provinces. In an effort to meet customer requirements, improve customer satisfaction, and shorten the product delivery time, starting in the third quarter of 2010 the Company has made a major change by shifting some of its product deliveries from railroad shipping to truck shipping. Although truck shipping is a more expensive method of transportation, it is faster and can help the Company to respond to customer demand at a faster rate, ensuring timely delivery of its products and helping the Company gain market share. Additionally, the high voltage motors usually require special handling and are mainly transported by truck shipping. As more of our customers buying high voltage motors are located long distances from the manufacturing site, it further increases shipping costs due to distance.  Another major factor that contributed to higher SG&A costs is associated with the production start-up at our new plant in Shanghai, which had not yet begun start up in the third quarter of 2009.

During the third quarter of 2010, management also increased the reserve for accounts receivables by $2.0 million according to our accounts receivable aging policy, which further drove our SG&A expense higher in this quarter than the historical average level.

The higher operating costs, in conjunction with lower gross margin, have caused the decline in operating margin from 27.8% in the same quarter last year to 20.0% in this quarter.

Outlook

“We remain optimistic about economic growth in China and our business prospects. While our existing business and operations remain strong, we will continue to improve our manufacturing capabilities, expand capacity, strengthen and accelerate product development, and enhance our management system in order to sustain future growth and reach a higher performance level” concluded Mr. Yang.

Conference Call Details

The Company will host a conference call to discuss the third quarter 2010 financial results at 8:30 AM ET on Wednesday, November 10, 2010. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President, will be on the call.

To participate in the conference call, please dial any of the following numbers:

USA:                           +1-888-503-8175
International:              +1-719-457-2624
North China:               10-800-712-0046
South China:               10-800-120-0046

The conference ID for the call is 4696673.

A replay of the call will be available beginning at 12:00 PM ET on November 10, 2010 and will remain available through 12:00 PM ET on November 24, 2010.

To access the replay, please dial either of the following numbers:

USA:                           +1-888-203-1112
International:              +1-719-457-0820

The passcode is 4696673.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to www.harbinelectric.com and click on "Harbin Electric Q3 2010 Financial Results Conference Call." The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

About Non-GAAP Financial Measures
The management of Harbin Electric uses non-GAAP adjusted net earnings to measure the performance of the Company’s business internally by excluding non-recurring items as well as special non-cash charges.  The Company’s management believes that these non-GAAP adjusted financial measures allow the management to focus on managing business operating performance because these measures reflect the essential operating activities of Harbin Electric and provide a consistent method of comparison to historical periods. The Company believes that providing the non-GAAP measures that management uses internally to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand Harbin Electric's financial performance in comparison to historical periods without variations caused by non-recurring items and non-operating related charges. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by the management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from GAAP financial measure. However, the management of Harbin Electric compensates for these limitations by providing the relevant disclosure of the items excluded.

About Harbin Electric, Inc.
Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil filed in China. Its self-developed linear motor propulsion system is powering China's first domestically made linear motor driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

Safe Harbor Statement
The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2009. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

    For investor and media inquiries, please contact:

     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: IR@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1978
     Email: kli@christensenir.com

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,531,683	$92,902,400
Restricted cash	2,997,985	3,522,009
Notes receivable	4,733,685	1,086,929
Accounts receivable, net	89,489,395	93,322,885
Inventories, net	73,898,882	74,913,877
Other receivables & prepaid expenses	3,459,863	5,828,453
Advances on inventory purchases	13,578,174	11,718,544
Total current assets	243,689,667	283,295,097

PLANT AND EQUIPMENT, net	200,725,156	156,364,548

OTHER ASSETS:
Debt issuance costs, net	-	359,255
Advance on non-current assets	22,532,583	13,666,414
Goodwill	53,109,595	54,073,754
Other intangible assets, net	23,336,090	21,472,471
Other assets	1,063,957	1,722,693
Total other assets	100,042,225	91,294,587

Total assets	$544,457,048	$530,954,232

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable - short term	$4,029,924	$4,533,268
Accounts payable	53,849,313	47,099,135
Short term loans	52,876,907	44,439,629
Customer deposits	14,613,173	18,455,842
Accrued liabilities and other payables	9,780,569	12,329,394
Taxes payable	6,578,910	8,233,862
Amounts due to original shareholders	748,500	28,681,976
Current portion of notes payable, net	-	7,660,210
Total current liabilities	142,477,296	171,433,316

LONG TERM LIABILITIES:
Long term bank loans	-	4,401,000
Warrant liability	3,502,097	4,623,558

Total liabilities	145,979,393	180,457,874

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common Stock, $0.00001 par value, 100,000,000 shares authorized, 31,067,471 and 31,067,471 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	310	310
Paid-in-capital	213,471,172	218,094,374
Retained earnings	128,432,489	69,594,111
Statutory reserves	28,132,469	22,869,423
Accumulated other comprehensive income	25,662,943	18,638,299
Total shareholders' equity	395,699,383	329,196,517

NONCONTROLLING INTERESTS	2,778,272	21,299,841

Total liabilities and shareholders' equity	$544,457,048	$530,954,232

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(LOSS)
FOR THE THREE MONTHS AND NINE MONTHS ENDED  SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

REVENUES	$109,354,544	$46,932,031	$320,275,671	$116,020,408

COST OF SALES	75,779,744	30,170,797	215,626,614	75,472,120

GROSS PROFIT	33,574,800	16,761,234	104,649,057	40,548,288

RESEARCH AND DEVELOPMENT EXPENSE	1,663,465	468,309	2,620,443	1,270,111

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,058,730	3,249,281	24,361,542	9,393,121

INCOME FROM OPERATIONS	21,852,605	13,043,644	77,667,072	29,885,056

OTHER EXPENSE (INCOME), NET
Other income, net	(739,840)	(1,062,650)	(3,185,801)	(3,702,914)
Interest expense, net	1,132,671	8,478,316	3,757,452	10,762,228
Loss on currency hedge settlement	-	9,000,000	-	9,000,000
Gain on debt repurchase	-	(4,155,000)	-	(4,155,000)
Loss from disposal of subdivision	-	-	623,158	-
Change in fair value of warrants	301,918	736,546	(1,121,461)	12,177,915
Total other expense, net	694,749	12,997,212	73,348	24,082,229

INCOME BEFORE PROVISION FOR INCOME TAXES	21,157,856	46,432	77,593,724	5,802,827

PROVISION FOR INCOME TAXES	3,296,165	1,954,396	11,150,418	4,475,821

NET INCOME (LOSS) BEFORE NONCONTROLLING INTEREST	17,861,691	(1,907,964)	66,443,306	1,327,006

LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(11,241)	-	2,341,882	-

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	17,872,932	(1,907,964)	64,101,424	1,327,006

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	5,611,841	292,230	7,023,910	(2,248)
Foreign currency translation adjustment attributable to noncontrolling interest	(6,577)	-	(6,768)	-
Change in fair value of derivative instrument	-	3,322	-	(3,237,042)

COMPREHENSIVE INCOME (LOSS)	$23,478,196	$(1,612,412)	$71,118,566	$(1,912,284)

EARNINGS PER SHARE
Basic
Weighted average number of shares	31,067,471	27,076,669	31,067,471	23,861,950
Earnings per share before noncontrolling interest	$0.57	$(0.07)	$2.14	$0.06
Earnings per share attributable to controlling interest	$0.58	$(0.07)	$2.06	$0.06
Earnings per share attributable to noncontrolling interest	$-	$-	$0.08	$-

Diluted
Weighted average number of shares	31,281,802	27,076,669	31,327,763	24,024,172
Earnings per share before noncontrolling interest	$0.57	$(0.07)	$2.12	$0.06
Earnings per share attributable to controlling interest	$0.57	$(0.07)	$2.05	$0.06
Earnings per share attributable to noncontrolling interest	$-	$-	$0.07	$-

HARBIN ELECTRIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attibutable to noncontrolling interest	$2,341,882	$-
Net income attibutable to controlling interest	64,101,424	1,327,006
Consolidated net income	66,443,306	1,327,006
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	6,201,903	1,943,019
Amortization of intangible assets	1,177,662	818,118
Amortization of debt issuance costs	359,255	1,172,056
Amortization of debt discount	1,439,790	10,215,337
Provision for accounts receivable	1,889,235	544,040
Increase in inventory reserve	607,352	-
Share-based compensation	764,006	827,218
Gain on debt extinguishment	-	(4,155,000)
Realized loss on extinguishment of derivative liability	-	9,000,000
Loss on disposal of equipment	374,479	-
Change in fair value of warrants	(1,121,461)	12,177,915
Loss from disposal of subdivision	622,182	-
Change in operating assets and liabilities
Notes receivable	(3,680,037)	884,957
Accounts receivable	2,736,287	(6,702,093)
Inventories	768,351	9,314,625
Other receivables & prepaid expenses	2,360,353	16,337
Advances on inventory purchases	(1,607,290)	670,580
Other assets	(152,493)	(277,487)
Accounts payable	6,685,572	604,793
Customer deposits	(3,567,416)	336,826
Accrued liabilities & other payables	(1,302,360)	(2,014,389)
Taxes payable	(1,814,519)	746,996
Net cash provided by operating activities	79,184,157	37,450,854

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for advances on intangible assets	-	(2,313,190)
Payment for advances on equipment purchases	(8,422,121)	(401,077)
Purchase of intangible assets	(93,250)	(30,571)
Purchase of plant and equipment	(40,638,679)	(758,515)
Proceeds from disposal of equipments and vehicles	321,236	-
Additions to construction-in-progress	(8,507,849)	(5,945,269)
Payment to original shareholders for acquisition	(27,946,571)	-
Payment to acquire noncontrolling interests	(27,684,220)	-
Deconsolidation of cash held in disposed subdivisions	(602,948)	-
Proceeds from sale of controlling interests in subsidiaries	1,846,105	-
Net cash used in investing activities	(111,728,297)	(9,448,622)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in restricted cash	585,697	(513,065)
Proceeds from stock issuance	-	107,491,950
Proceeds received from conversion of warrants and options	-	11,144,999
Decrease in deposit to secure investment in cross currency hedge	-	1,000,000
Payment on cross currency hedge	-	(9,000,000)
Payment on notes payable	(9,100,000)	(32,745,000)
Proceeds from notes payable-short term	1,902,677	4,098,656
Payment on notes payable-short term	(2,488,374)	(3,072,526)
Proceeds from short term loans	30,311,658	4,251,110
Repayment of short term loans	(27,079,658)	(4,177,815)
Net cash (used in) provided by financing activities	(5,868,000)	78,478,309

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	1,041,423	(2,704)

(DECREASE) INCREASE IN CASH	(37,370,717)	106,477,837

Cash and cash equivalents, beginning of period	92,902,400	48,412,263

Cash and cash equivalents, end of period	$55,531,683	$154,890,100